December 12, 2013

Senesco Technologies, Inc.
721 Route 202/206, Suite 130
Bridgewater, NJ 08807

RE:	Senesco Technologies, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Senesco Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Additional Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”). The Additional Registration Statement relates to the proposed sale of $900,000 of units consisting of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and warrants to purchase Common Stock (the “Warrants”). The Additional Registration Statement also relates to the registration of $3,300,000 of shares of Common Stock underlying the Warrants (the “Warrant Shares”, and together with the Shares and the Warrants, the “Securities”) for a total amount of $4,200,000 of registered Securities. The Additional Registration Statement incorporates by reference the Registration Statement on Form S-1 (File No. 333-191785) (the “Original Registration Statement” and, together with the Additional Registration Statement, the “Registration Statement”), which was declared effective on December 11, 2013.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Senesco Technologies, Inc.

December 12, 2013

Based upon the foregoing, we are of the opinion that the Securities have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of New Jersey and the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP